[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.9

DATED 24 November 2022

(1) CREATE.IF GROUP LIMITED

(2) TESSPAY INC.

SHARE PURCHASE AGREEMENT

relating to

the issued share capital of

CREATE.IF MANAGE LIMITED

THIS AGREEMENT is made the 24th day of November 2022

BETWEEN:-

(1)	CREATE.IF GROUP LIMITED a company registered in England and Wales under the Companies Act 2006 with company number 10881403 and whose registered office is at No1 Parkside Court, Greenhough Road, Lichfield, Staffordshire, United Kingdom, WS13 7FE (the “Seller”); and

(2)	TESSPAY INC. a company registered in Delaware under corporation number 20222865478 and whose registered office is at 9160 Forum Corporate Parkway, Suite 350, Fort Myers, FL 33905 (the “Purchaser”).

WHEREAS:-

(A)	The Company is a private company limited by shares incorporated under the Companies Act 2006 and further particulars of the Company are set out in Schedule 1.

(B)	The Seller wishes to sell and the Purchaser wishes to purchase the Sale Share subject to the terms and conditions of this Agreement.

WHEREBY IT IS AGREED as follows:-

1	Interpretation

1.1	The schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules.

1.2	In this Agreement:-

“Accounts”	means the audited full financial statements of the Company, prepared in accordance with the Companies Act, for the accounting reference period ended on the Accounts Date, a copy of which has for the purposes of identification only been signed on behalf of the Seller and delivered to the Purchaser;

“Accounts Date”	means 31 December 2021;

“Bad Leaver”	means Matthew Butler ceasing to be an employee of the Company (unless Matthew Butler remains or becomes an officer of the Company, the Purchaser or any group company of the Purchaser or an employee of the Purchaser or any group company of the Purchaser; in these circumstances Matthew Butler will not be a Bad Leaver) at any time during the Relevant Period as a consequence of:

(a)	his resignation as an employee, except in circumstances which constitute a constructive dismissal, wrongful and/or unfair dismissal or he is a Good Leaver; or

(b)	his resignation in circumstances where the Company would have been able to dismiss him on the grounds outlined in (c) below; or

(c)	his dismissal as an employee for cause, where “cause” shall mean gross misconduct or neglect by him in performing the duties of his employment that has or is reasonably likely to have a material adverse effect on the business or affairs of the Company; or

(d)	him ceasing to be an employee in circumstances of fraud, dishonesty, gross misconduct, or being convicted of a serious criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which no custodial sentence is imposed).

“Business Day”	means a day, not being a Saturday or Sunday, on which banks are open for business in the City of London;

“Business Information”	means all information, know-how and records (whether or not confidential and no matter in what form held) including (without prejudice to the generality of the foregoing) all formulae, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and enquiries;

“Companies Act”	means the Companies Act 2006;

“Company”	means Create.iF Manage Limited, basic information concerning which is set out in Schedule 1;

“Completion”	means completion of the sale and purchase of the Sale Share pursuant to this Agreement;

“Completion Date”	means the date hereof;

“Confidential Business

Information”	means Business Information that is confidential in nature;

“Consideration Shares”	means the Initial Shares and Deferred Shares;

“Data Protection Laws”	means any applicable legislation relating to the processing personal data or the protection of the privacy of individuals, including without limitation the UK General Data Protection Regulation (“GDPR”), the Data Protection Act 2018, the Privacy and Electronic Communications (EC Directive) Regulations 2003 and all other applicable UK data protection legislation in force from time to time together with (where applicable), the General Data Protection Regulation ((EU) 2016/679) and all other EU data protection legislation in force from time to time, and all applicable laws and regulations relating to processing of Personal Data, including where applicable the guidance and codes issued by the Information Commissioner or other appropriate supervisory authority;

“Deferred Shares”	means the common shares in the capital of the Purchaser to be allotted and issued to the Seller in accordance with Clause 3;

“Disclosure Documents”	means the disclosure documents disclosed as at on the date of this agreement at Disclosure DataRoom accessible at [*];

“Disclosure Letter”	means the letter of even date herewith from the Seller to the Purchaser disclosing facts for the purpose of Clause 5.3 together with the Disclosure Documents;

“Good Leaver”	means Matthew Butler ceasing to be an employee of the Company by reason of:

a)	permanent disability or permanent incapacity through ill-health regardless of whether any contract of employment of Matthew Butler has been terminated on the grounds of ill health; or

b)	death; or

c)	redundancy; or

d)	being not a Bad Leaver;

“Information Technology”	means computer hardware, software, networks and/or other information technology and any aspect or asset of a business which relies on computer hardware, software, networks and/or other information technology (whether embedded or otherwise);

“Initial Shares”	means 2,261,000 number of common shares in the capital of the Purchaser for an aggregated value of £950,000 with the agreed share price being US$0.50 per share;

“Intellectual Property”	means patents, trade marks and service marks, rights in designs, trade or business names, copyrights, database rights and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and rights under licences and consents in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, including the name “Create.iF”;

“Interim Accounts”	the unaudited financial statements of the Company as at 31 March 2022, together with all notes thereon, a copy of which has for the purposes of identification only been signed on behalf of the Seller and delivered to the Purchaser;

“Purchaser’s Solicitors”	means Marriott Harrison LLP of 80 Cheapside, London EC2V 6EE;

“Relevant Period”	means 36 months from the date of this Agreement;

“Sale Share”	means the issued share comprising the whole of the issued share capital of the Company;

“Security Interest”	means any mortgage, charge or pledge or any other encumbrance, estate, interest or segregation of assets (including any lien, right of pre-emption, third party right, right of set-off, right of counterclaim, title retention and any other preferential right, agreement or arrangement having similar effect) affecting all or any part of the assets of any person;

“Service Agreement”	means a service agreement in the agreed form to be entered into between the Company and Matthew Butler on or around the date hereof;

“Tax”	means all taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added and personal property and all forms of taxation, duties, imposts, contributions levies, charges or withholdings of whatever nature (including without limitation PAYE, national insurance, social security and other similar contributions), chargeable or imposed by any Tax Authority and whether now in force or hereinafter imposed or hitherto imposed and any payment whatsoever which the Company or the Purchaser may be or become bound to make to any person as a result of the discharge by that person of any Tax which the Company has failed to discharge, together with all interest, surcharges, penalties or fines in connection therewith or in connection with any late or incorrect form, record, return or computation in respect of any of them and regardless of whether any such taxes, duties, imposts, contributions, levies, charges, withholdings, interest, penalties or fines are chargeable directly or primarily against or attributable directly or primarily to the Company or any other person and of whether any amount in respect of any of them is recoverable from any other person;

“Tax Authority”	means any authorised governmental regulatory or administrative body agency authority or official whether local, municipal, state, federal, provincial, national or supranational (whether of the United Kingdom or elsewhere) competent to impose, assess, collect or administer Taxation and without prejudice to the generality of the foregoing shall include HM Revenue & Customs and the National Insurance Contributions Office and any reference to a particular Taxation Authority shall be construed

“Transaction Documents”	so as to include any entity which is a successor to that Taxation Authority; means this Agreement and the Disclosure Letter;

“Tax Liability”	means any liability of the Company to make or suffer any actual payments of Tax (or amounts in respect of Tax) and the loss or non-availability of, or reduction in the amount of any Tax relief; and

“Warranties”	means the warranties set out in Schedule 2.

1.3	Unless the context otherwise requires, in this Agreement:-

1.3.1	words and expressions defined in the Companies Act shall bear the same meanings save that references to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

1.3.2	references to any statute or statutory provision shall include any statute or statutory provision which amends or replaces, or has amended or replaced, it, and vice versa, and shall include any subordinate legislation made under the relevant statute;

1.3.3	references to any English legal term for an action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.3.4	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.3.5	references to a document being in the “agreed form” shall mean a document initialled or signed as such by or on behalf of the parties to this agreement;

1.3.6	references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

1.3.7	any obligation not to do anything shall be deemed to include an obligation not to suffer, permit or cause that thing to be done if it is within the power of the relevant person to prevent that thing being done;

1.3.8	references to the masculine gender include the feminine and vice versa. Similarly references to the singular include the plural and vice versa;

1.3.9	the rule known as the ejusdem generis rule shall not apply to this Agreement and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

1.3.10	general words in this Agreement shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

1.3.11	references to persons shall include bodies corporate, unincorporated associations and partnerships.

1.4	Headings are for convenience only and shall not affect the construction of this Agreement.

2	Sale and Purchase

2.1	The Seller agrees to sell with full title guarantee (save that Section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply) and the Purchaser agrees to purchase the Sale Share free from all claims, Security Interests and equities and together with all rights attached or accruing to or in respect of the Sale Share. The Seller confirms that it has the right to transfer legal and beneficial title to the Sale Share.

2.2	The Purchaser shall be entitled to exercise all rights attached to or accruing to the Sale Share including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after the time and date of this Agreement.

2.3	The Seller covenants to the Purchaser that it has and will at Completion have full power and authority to enter into and perform this Agreement and each of the documents to be executed by it and delivered at Completion, each of which constitute or when executed will constitute binding obligations on it .

3	Consideration

3.1	Subject to provisions of this Clause 3, the aggregate purchase price for the Sale Shares shall be £1,900,000 which shall be satisfied by the Purchaser as follows:

3.1.1	the allotment and issue of the Initial Shares credited as fully paid on Completion to the Seller;

3.1.2	subject to Clause 3.2 the allotment and issue of the Deferred Shares credited as fully paid on the date of the allotment and issue to the Seller in accordance with following:

a)	the Deferred Shares will be issued to the Seller in three equal tranches (rounded up to the nearest whole Deferred Share) on each of the three anniversaries of the Completion Date;

b)	the number of the Deferred Shares issued on each anniversary shall represent the aggregate value at each anniversary being £316,667 (converted to the US dollar equivalent at rate being the closing mid-point rate for exchanges between those two currencies quoted in the Financial Times (London edition) for the nearest Business Day for which that rate is to be so quoted on or prior the date of allotment of such shares); and

c)	in calculating the number of shares to be issued on each anniversary of the Completion Date (to the nearest share):

i.	if the Purchaser is not listed on the NASDAQ at the time of calculating the number of shares to be issued, on the relevant anniversary of the Completion Date, the value of each share shall be US$0.50 per share; and

ii.	if the Purchaser is listed on the NASDAQ at the time of calculating the number of shares to be issued, on the relevant anniversary of the Completion Date, the value of each share shall be equal to the lesser of: (i) the average of the middle market quotations for a share in the Purchaser for each of five Business Days immediately preceding the relevant anniversary of the Completion Date or (ii) US$0.50 per share.

3.2	The Seller agrees that if Matthew Butler is a Bad Leaver any Deferred Shares which are yet to be issued to the Seller in accordance with Clause 3.1.2 shall lapse and the Seller shall not be entitled to receive such unissued Deferred Shares.

4	Completion

4.1	Completion of the purchase of the Sale Share shall take place on the Completion Date.

4.2	At Completion:-

4.2.1	the Seller shall produce and deliver, or procure the delivery of, each of the following documents to the Purchaser:

(i)	a business plan and month by month financial projections through December 31, 2023, acceptable to the Purchaser; and

(ii)	audited financial statements for each of the twelve-month periods ended December 31, 2020, and December 31, 2021, reported upon without qualification by Shipleys LLP;

4.2.2	the Seller shall deliver to the Purchaser or the Purchaser’s Solicitors a duly executed transfer in respect of the Sale Share in favour of the Purchaser and share certificate for the Sale Share in the name of the Seller (or an indemnity for lost share certificate);

4.2.3	the Seller shall deliver to the Purchaser or to any person whom the Purchaser may nominate such of the following as the Purchaser may require the statutory books (which shall be written up to but not including the date of Completion), the Certificate of Incorporation (and any Certificate of Incorporation on Change of Name) and common seal (if any) of the Company;

4.2.4	the Seller shall procure a board meeting of the Company to be held at which it shall be resolved that:-

(a)	the transfer relating to the Sale Share shall be approved for registration and (subject only to the transfer being duly stamped) the Purchaser registered as the holder of the Sale Share in the register of members; and

(b)	Jeff Mason shall be appointed as additional director,and that the minutes of such board meeting are delivered to the Purchaser;

4.2.5	the Seller shall procure the delivery to the Purchaser of the duly executed Service Agreement; and

4.2.6	the Purchaser shall:

(a)	deliver to the Sellers a signed acknowledgement of the Disclosure Letter;

(b)	deliver to the Seller a duly executed share certificate in respect of the Initial Shares issued to the Seller in accordance with Clause 3; and

(c)	deliver to the Seller a notarised copy of the resolutions in the agreed form passed by the Purchaser’s shareholders and/or directors (as applicable) authoring the transactions contemplated (included but not limited to the issue of the Consideration Shares) by this Agreement and giving the authority to allot the Initial Shares to the Seller on Completion.

4.3	The Purchaser shall not be obliged to complete this Agreement unless the Seller complies fully with the requirements of Clause 4.2.1 to 4.2.4. This Clause shall not limit the rights of the Purchaser under any other Clause of this Agreement.

4.4	The Seller irrevocably (by way of security to secure the proprietary interest of the Purchaser as the purchaser of the Sale Share) and unconditionally appoints the Purchaser as its attorney to do and perform any acts and things which the Purchaser in its absolute discretion considers necessary or desirable in connection with the Sale Share from Completion until the date on which the Purchaser is entered in the register of members of the Company as the holder of the Sale Share, including (without prejudice to the generality of the foregoing):

4.4.1	exercising any rights privileges or duties attaching to the Sale Share including, without limitation, receiving notices of, and attending and voting at, all meeting of the shareholders of the Company and all or any adjournment of such meetings; and

4.4.2	completing and delivering any consents, proxies or resolutions and any other documents requiring to be signed by the Seller as a member of the Company from Completion until the date on which the Purchaser is entered in the register of members of the Company as the holder of the Sale Share.

4.5	For the purposes of Clause 4.4, the Seller irrevocably and unconditionally authorises the Company from Completion to send any notices in respect of their shareholding to the Purchaser and the Company shall not be required also to send such notices to the Seller.

4.6	The Purchaser confirms to the Seller that it is not the Purchaser’s intention to terminate or procure termination of employment or service agreements entered into between each of (i) Karen Ostler, (ii) Mark Walker, (iii) Josh Johnson and (iv) Michelle Hogan and the Company dated respectively (i) 1 November 2019 (ii) 3 February 2020 (iii) 6 April 2020 and (iv) 1 November 2019 , as result of the transaction contemplated by this Agreement.

5	Warranties

5.1	The Seller:-

5.1.1	warrants to the Purchaser in the terms set out in Schedule 2; and

5.1.2	undertakes (in the event of any claim being made against any of them in connection with the sale of the Sale Share to the Purchaser) not to make any claim against the Company or any employee of the Company on whom any of them may have relied before agreeing to any term of this Agreement or authorising any statement in the Disclosure Letter.

5.2	Each of the Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

5.3	The Purchaser shall not be entitled to claim that any matter, fact or circumstance renders any of the Warranties untrue or misleading or causes them to be breached to the extent that such matter, fact or circumstance has been fairly disclosed to the Purchaser in the Disclosure Letter. For the purposes of this Clause 5.3 “fairly disclosed” means fairly disclosed in such manner and in sufficient detail as to enable the Purchaser in the Disclosure Letter to make an informed assessment of the matters concerned and identify clearly the nature, scope and implications of the matters disclosed.

5.4	Any amount paid by the Seller to the Purchaser in respect of any breach of any of the Warranties shall constitute a repayment of, and a reduction in, the consideration for the Sale Share.

5.5	Where a statement in the Warranties is qualified by reference to knowledge, belief or awareness of the Seller, the Seller shall be deemed to have the knowledge of anything of which they would have had knowledge had the Seller made reasonable enquiries of the directors of the Company and the Company’s legal and financial advisers and accountants.

5.6	The liability of the Seller in respect of any breach of any of the Warranties shall be limited as follows:-

5.6.1	the Seller shall not be liable for any Warranty Claim unless it shall have received from the Purchaser written notice containing details of the Warranty Claim in so far as reasonably known to the Purchaser and as far as reasonably practicable the amount claimed:

5.6.1.1	on or before the first anniversary of Completion in the case of a General Warranty Claim; and

5.6.1.2	on or before the first anniversary of Completion in the case of a Tax Warranty Claim.

5.6.2	The Seller shall not be liable for the Warranty Claim unless (a) the Seller’s liability in respect of that claim exceeds £2,500 and (b) the amount of the Seller’s liability in respect of that claim, either individually or when aggregated with the Seller’s liability for all other Warranty Claims (other than those excluded under Clause 5.6.2(a)) exceeds £10,000, in which case the Seller shall be liable for the whole amount of the claim and not just the amount above the threshold specified in this Clause 5.6.2.

5.6.3	Subject to Clauses 5.6.4 and 5.6.5, the aggregate liability of the Seller for all Warranty Claims shall be limited to £950,000.

5.6.4	The aggregate cash liability of the Seller for all Warranty Claims shall be zero and the recourse of the Purchaser against the Seller for all such Warranty Claims shall be limited to the Initial Shares issued to such Seller on Completion.

5.6.5	For the purposes of Clauses 5.6.3 and 5.6.4 the value of an Initial Share shall be determined based on a price per share as follows:

a)	if the Purchaser is not listed on the NASDAQ at the time the Purchaser makes the Warranty Claim, the value of each share shall be US$0.50 per share; and

b)	if the Purchaser is listed on the NASDAQ at the time the Purchaser makes the Warranty Claim, the value of an Initial Share shall be equal to the greater of: (i) the average of the middle market quotations for a share in the Purchaser for each of five Business Days immediately preceding the day on which the Purchaser makes the Warranty Claim and (ii) US$0.50 per share.

5.6.6	The Seller shall not be liable for a Warranty Claim if and to the extent that:

5.6.6.1	the Warranty Claim arises from facts, events or circumstances that have been disclosed; or

5.6.6.2	relates to a matter provided for in the Accounts or the Interim Accounts; or

5.6.6.3	are within the actual, constructive or imputed knowledge of the Purchaser, its agents or advisers at the date of this Agreement.

5.6.7	Any Warranty Claim notified in accordance with Clause 5.6.1 shall (if not previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn six months after the date on which notice of the relevant Warranty Claim was given (and no new Warranty Claim may be made in respect of the same facts) unless on or before that date, legal proceedings have been issued and served on the Seller in respect of the relevant Warranty Claim.

5.6.8	The Seller shall have no liability in respect of a Warranty Claim if and to the extent that such Warranty Claim is based upon a contingent liability unless and until such liability becomes an actual liability.

5.6.9	The Seller shall not be liable in respect of a Warranty Claim where the Purchaser or the Company is entitled to make a claim under a policy of insurance in respect of any matter or circumstance giving rise to the Warranty Claim unless the Purchaser first makes (or procures that the Company makes) a claim against its insurers pursuant to the relevant policy. The Seller’s liability in respect of any such Warranty Claim shall then be reduced by the amount recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Purchaser in recovering that sum), or extinguished if the amount so recovered exceeds the amount of the Warranty Claim.

5.6.10	If the Purchaser or the Company, is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Warranty Claim the following provisions shall apply:

5.6.10.1	the Purchaser shall (or shall procure that the Company shall) take all reasonable endeavours to enforce such recovery or seek such reimbursement from the relevant third party and shall do so before making a Warranty Claim against the Seller;

5.6.10.2	the liability of the Seller in respect of the related Warranty Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Purchaser or the Company in recovering that sum), or extinguished if the amount recovered exceeds the amount of the relevant Warranty Claim; and

5.6.10.3	if the Seller makes a payment to the Purchaser in respect of a Warranty Claim and the Purchaser or the Company subsequently recovers from a third party a sum which is referable to that Warranty Claim, the Purchaser shall promptly repay to the Seller the lower of:

(a)	the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Purchase or the Company in recovering that sum); and

(b)	the amount paid to the Purchaser by the Seller in respect of the relevant Warranty Claim.

5.6.11	The Seller shall not be liable in respect of any Warranty Claim if and to the extent that it arises, or its value is increased, as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this Agreement.

5.6.12	The Seller shall not be liable in respect of any Warranty Claim if the matter or circumstance giving rise to such Warranty Claim arises, occurs or is otherwise attributable to, or to the extent that the Seller’s liability pursuant to such Warranty Claim is increased as a result of:

5.6.12.1	any voluntary act, omission, transaction or arrangement of the Purchaser, the Company or any of the group companies of the Purchaser (or their respective directors, employees or agents) on or after Completion; and

5.6.12.2	any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company introduced or having effect after Completion.

5.6.13	The Purchaser shall not be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

5.6.14	The Purchaser agrees that rescission or termination shall not be available as a remedy for any breach of this Agreement and the Purchaser shall not be entitled to rescind or terminate this Agreement.

5.6.15	The Purchaser shall (and shall cause the Company to) take all reasonable steps to avoid or mitigate any loss or liability that may give rise to a Warranty Claim.

5.6.16	None of the limitations contained in this Clause 5 shall apply to any Warranty Claim which arises as a consequence of, or is delayed as a result of, fraud, dishonest mis-statement or concealment by the Seller; and

5.6.17	for the purposes of this Clause 5.6:

“Excluded Warranties” means the warranties set out in paragraphs 1, 2 and 6 of Schedule 2 to this Agreement;

“General Warranty Claim” means a claim by the Purchaser against the Seller in respect of a breach of the Warranties (other than the Tax Warranties or the Excluded Warranties) or any of them;

“Tax Warranties” means the warranties set out in paragraphs 27 and 28 of Schedule 2 to this Agreement;

“Tax Warranty Claim” means a claim by the Purchaser against the Seller in respect of a breach of the Tax Warranties or any of them; and

“Warranty Claim” means a claim by the Purchaser against the Seller in respect of a breach of the Warranties or any of them.

6	Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all covenants, indemnities and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

7	Remedies and Waivers

7.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

7.1.1	affect that right, power or remedy; or

7.1.2	operate as a waiver thereof.

7.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

7.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

8	Further Assurance

The Seller shall at its own cost, on being reasonably required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such deeds and documents as the Purchaser may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred on the Purchaser in this Agreement.

9	Entire Agreement

9.1	This Agreement and the Transaction Documents constitute the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each party acknowledges that it has not been induced to enter into this Agreement by, and so far as is permitted by law and except in the case of fraud, hereby waives any remedy in respect of, any warranties, representations and undertakings not incorporated into this Agreement.

9.2	Each party agrees that it shall not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement or warranty in this Agreement.

9.3	Each party to this Agreement confirms it has received independent legal advice relating to the matters provided for in this Agreement, including the provisions of this Clause and agrees, having considered the terms of this Clause and the Agreement as a whole, that the provisions of this Clause are fair and reasonable.

9.4	No future variation shall be effective unless made in writing and signed by each of the parties.

10	Notices

10.1	A notice under this Agreement shall only be effective if it is in writing.

10.2	Notices under this Agreement shall be sent to a party at its address as set out in this Agreement provided further that a party may change its notice details on giving notice to the other parties of the change in accordance with this Clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

10.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:-

10.3.1	if delivered personally, on delivery;

10.3.2	if sent by first class post, two clear Business Days after the date of posting.

10.4	Any notice given under this Agreement outside the hours of 9.30 am to 5.30 pm on a Business Day in the place to which it is addressed shall be deemed not to have been given until 9.30 am on the next Business Day in such place.

11	Announcements

No announcement concerning the sale of the Sale Share or any ancillary matter shall be made by the Seller or Matthew Butler without the prior written approval of the Purchaser.

12	Counterparts

12.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

12.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

13	Third Parties

Save as provided below, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 (the “Act”) to enforce any term of this Agreement, but this shall not affect any right or remedy of a third party which exists or is otherwise available apart from the Act.

14	Costs and Expenses

14.1	Subject to Clause 14.2 and save as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Sale Share and to the preparation, execution and carrying into effect of this Agreement and of all other documents referred to in it.

14.2	The Purchaser agrees to contribute up to a maximum aggregate amount of:

14.2.1	to the Seller, £18,000 (plus the amount equal to VAT) for the legal costs of the Seller in relation with the negotiations, preparation, execution and carrying into effect of this Agreement and of all other documents referred to in it; and

14.2.2	to the Company, £23,000 in respect of audit incurred by the Company for the twelve-month periods ended December 31, 2020, and December 31, 2021.

14.3	All stamp, transfer and registration taxes, duties and charges and all (if any) notarial fees payable in connection with the sale of the Sale Share will be payable by the Purchaser.

15	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with English law. The Courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

AS WITNESS whereof this Agreement has been signed and delivered as a Deed by or on behalf of the parties the day and year first before written.

SCHEDULE 1

(Basic information concerning the Company)

The Company

Registered number	:	12210971

Date of Incorporation	:	17 September 2019

Place of Incorporation	:	England and Wales

Address of registered office	:	321 Bradford Street, Birmingham, West Midlands, England, B5 6ET

Company Status	:	Private limited company

Issued share capital	:	£1.00 divided into 1 ordinary share of £1.00

Director	:	Matthew Kevin Butler

Accounting reference date	:	30 September

SCHEDULE 2

(The warranties referred to in Clause 5 given by the Seller)

1	Ownership of the Shares

1.1	The Sale Share constitute the entire issued and allotted share capital of the Company and the Sale Share is fully paid.

1.2	There is (and will at Completion be) no agreement or commitment outstanding under which the Company may be obliged to allot or issue any shares in the capital of the Company or under which any person may be entitled to the allotment or issue of any shares in the capital of the Company.

2	Capacity of the Seller

The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement will not:-

2.1	result in a breach of any provision of the Memorandum or Articles of Association of the Company;

2.2	result in a breach of, or constitute a default under, any instrument to which the Seller or the Company is a party or by which the Seller or the Company is bound; or

2.3	result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller or the Company is a party or by which the Seller or the Company is bound, as far as known to the Seller.

3	Arrangements between the Company and third parties

3.1	No indebtedness (actual or contingent), and no contract or arrangement, is outstanding between the Company and the Seller, any person a director of or connected with the Seller or with the Company, or any other third party with whom the Company does not deal at arm’s length.

3.2	Save for contracts of employment or consultancy there is not, and there has not at any time during the last three years been, any contract or arrangement to which the Company is, or was, a party and in which the Seller or any director of the Company or any person connected with either of them or any of the Seller’s director is, or has been, interested, either directly or indirectly, and the Company is not a party to, nor have its profits or financial position during that period been affected by, any contract or arrangement which was not of an arm’s length nature.

3.3	The Seller does not, nor any person connected with the Seller, have any interest, direct or indirect, in any business which competes with any business now carried on by the Company.

4	Consequences of sale of the Sale Share

As far as the Seller is aware the Company is not a party to any agreement or bound by any obligation, the terms of which will prevent the Purchaser from enjoying the full benefit of this Agreement. Save as Disclosed there are no agreements concerning the Company which will or may be terminated or the terms of which will or may in any way be varied as a result of a change in the control of the Company or in the composition of the board of directors of the Company.

5	Group Structures etc.

5.1	Save for this Agreement, there is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of, any shares (including the Sale Share) or debentures in or securities of the Company.

5.2	The Company has no interest in, and has never had any interest in, the share capital of any other body corporate.

5.3	The Company does not act or carry on business in partnership with any other person or is a member (otherwise than through the holding of share capital) of any incorporated or unincorporated body, undertaking or association or holds or is liable on any share or security which is not fully paid up or which carries any liability.

5.4	The Company has no branch, agency, place of business or permanent establishment outside the United Kingdom.

6	Options, Mortgages, and other Encumbrances

6.1	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Sale Share and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

6.2	No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of the Company (including any investment in the Company) is outstanding and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

7	Accuracy and Adequacy of Information

7.1	The information given in Schedule 1 (Basic information concerning the Company) is true and accurate in all material respects and is not misleading because of any omission or ambiguity or for any other reason (save that no warranty is given to the effect that any forecast or projection will be met).

7.2	The copies of the Memorandum and Articles of Association which have been supplied to the Purchaser are complete and accurate in all respects.

7.3	The statutory books (including all registers and minute books) of the Company contain an accurate record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

7.4	All documents which should have been delivered by the Company to the Registrar of Companies have been so delivered.

8	Accounts

8.1	The Accounts:-

8.1.1	were prepared in accordance with accountancy practices generally accepted in the United Kingdom at the time they were audited and commonly adopted by companies carrying on businesses similar to those carried on by the Company;

8.1.2	show a true and fair view of the state of affairs of the Company at the Accounts Date and of its results for the accounting reference period to which the Accounts relate; and

8.1.3	save as expressly disclosed therein, are not affected by any exceptional or non-recurring items.

8.2	At the Accounts Date the Company had no liability (whether actual or contingent) which is not properly disclosed, noted or provided for in the Accounts.

8.3	The accounting records of the Company have been kept on a proper and consistent basis (no change in the methods or bases of valuation or accountancy treatment having been made for at least three years prior to the Accounts Date or since), are up-to-date and contain all matters required by the Companies Acts to be entered in them.

8.4	The Interim Accounts:

8.4.1	have been prepared on a proper and prudent basis and on a basis consistent with the Accounts; and

8.4.2	accurately and fairly present the trading performance of the Company for the period from the Accounts Date to 31 March 2022, and the assets and liabilities of the Company as at 31 March 2022.

9	Events Since the Accounts Date

9.1	Since the Accounts Date:-

9.1.1	there has been no material adverse change in the financial position or turnover of the Company;

9.1.2	the business of the Company has been carried on in the ordinary and usual course and the Company has not been involved in any transaction otherwise than on arm’s length terms;

9.1.3	no asset of a value in excess of £5,000 has been acquired or disposed of on capital account or has been agreed to be acquired or disposed of and no contract involving expenditure by it on capital account has been entered into by the Company;

9.1.4	no debts or other receivables and no plant, machinery or equipment of the Company have been factored or sold or agreed to be sold;

9.1.5	the Company has not offered price reductions or discounts or allowances on services or provided them at less than cost to an extent which may materially affect its profitability;

9.1.6	no resolution of the Company in general meeting has been passed other than resolutions relating to the routine business of annual general meetings; and

9.1.7	no change in the accounting reference period of the Company has been made.

9.2	Save to the extent that specific provision has been made in the Accounts for any bad or doubtful debt, all book debts shown in the Accounts have been realised for an aggregate sum not being less than that shown in the Accounts and no indication has been received that any debt now owing to the Company is bad or doubtful.

10	Contracts and Commitments

10.1	The Company is not under any obligation, nor is it a party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

10.2	The Company is not a party to or has any liability (present or future) under any guarantee or indemnity or letter of credit or any leasing, hiring, hire purchase, credit sale or conditional sale agreement or has entered into any contract or commitment in any such case involving, or likely to involve, obligations or expenditure of an exceptional nature or magnitude.

10.3	The Company is not a party to any contract or arrangement which restricts its freedom to carry on its business in any part of the world in such manner as it may think fit, or to any agency, distributorship or management agreement.

10.4	The Seller is not aware of any breach of, or any invalidity, or grounds for determination, rescission, avoidance or repudiation of, any contract to which the Company is a party or of any allegation of such a thing.

10.5	The Company has outstanding no bid or tender or sale or service proposal which is substantial in relation to its business or which, if accepted, as far as the Seller is aware would be likely to result in a loss.

10.6	Save for any guarantee or warranty implied by law or contained in its standard terms of business, the Company has not given any guarantee or warranty, or made any representation, in respect of goods or services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such goods or services had been supplied by it.

10.7	The Company is not a party to any joint venture agreement, partnership agreement or consortium agreement or arrangement or any other similar agreement or arrangement under which it is to participate with any other in any business.

10.8	The Company is not a party to any contract which falls within any of the cases specified below:-

10.8.1	the contract is of a value which has material consequences in terms of expenditure or revenue expectations or it relates to matters not within the ordinary business of the Company or it constitutes a commercial transaction or arrangement deviant from the usual pattern for the Company; or

10.8.2	the contract is of three years or greater duration, or if it is less than three years’ duration, it is of a length which significantly exceeds what is normal in the circumstances; or

10.8.3	the contract can be terminated in the event of any change in the underlying ownership or control of the Company or the terms thereof would be materially affected by such change;

and for this purpose “contract” includes any understanding, arrangement or commitment however described.

10.9	No person or firm is entitled to receive from the Company or the Seller fee, finder’s fee or brokerage or other commission in connection with the purchase of shares in the Company.

10.10	There are no debts owing by the Company, other than debts which have arisen in the ordinary course of business.

11	Powers of Attorney

The Company has not given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the normal course of their duties.

12	Terms of Trade

12.1	During the three years preceding the date of this Agreement there has been no substantial change (apart from normal price changes) in terms on which any person has been prepared to enter into contracts or to do business with the Company.

12.2	No substantial customer or supplier of the Company has, during the twelve months preceding the date of this Agreement, ceased or notified the Company of its intention to cease trading with or supplying to the Company or to reduce substantially its trading with or supplies to the Company and there is no contract to which the Company is a party which by reason of the sale of the Sale Share gives any other contracting party the right to terminate any contract of, or to impose any obligation (whether to make payment or otherwise) on, the Company and the Seller has no reason to believe that the attitude or actions of customers, suppliers, employees and other persons with regard to the Company will be prejudicially affected by the execution of this Agreement or Completion.

13	Substantial Dependence

Neither in the financial period ended on the Accounts Date nor in the period since the Accounts Date has any person (together with other persons connected with him) purchased from or sold to the Company more than 10 per cent of the aggregate amount of all sales or purchases made by the Company during such period.

14	Licences

The Company possesses all licences, consents and other permissions and approvals required for or in connection with the carrying on of the business now being carried on by it in the places and manner in which such business is now carried on. The Seller does not know of any reason why any of such licences, consents or other permissions should be suspended, cancelled or revoked.

15	Bank Accounts and Borrowings

15.1	The Company does not have outstanding any loan capital or incurred or agreed to incur any borrowing which it has not repaid or satisfied, or has lent or agreed to lend any money which has not been repaid to it or owns the benefit of any debt present or future (other than debts due to it in respect of the sale of trading stock or the supply of services in the normal course of trading) or is a party to or has any obligation under:-

15.1.1	any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

15.1.2	any other arrangement the principal purpose of which is to raise money or provide finance or credit (other than normal trade credit).

15.2	So far as the Seller is aware no event which is or, with the passing of any time or the giving on any notice, certificate, declaration or demand, would become an event of default under or any breach of any of the terms of any loan capital, borrowing, debenture or financial facility of the Company or would entitle any third party to call for repayment prior to normal maturity, has occurred or been alleged.

16.	Insolvency

16.1	No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no so far as the Seller is aware no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

16.2	No administration order has been made and so far as the Seller is aware no petition for such an order has been presented in respect of the Company.

16.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

16.4	The Company is not insolvent, or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986, nor has it stopped paying its debts as they fall due.

16.5	No voluntary arrangement has been proposed under Section 1 of the Insolvency Act 1986 in respect of the Company.

16.6	So far as the Seller is aware no event analogous to any of the foregoing has occurred in or outside England.

16.7	So far as the Seller is aware no unsatisfied judgment is outstanding against the Company.

16.8	No guarantee given by the Company or loan capital, borrowed money or interest owed by the Company is overdue for payment, and no other obligation or indebtedness of the Company is outstanding which is substantially overdue for performance or payment.

17.	Litigation

The Company is not engaged in any litigation or arbitration, administrative or criminal proceedings, whether as claimant, defendant, or otherwise and no litigation or arbitration, administrative or criminal proceedings by or against the Company is pending, threatened or expected and so far as the Seller is aware there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of the Company in respect of any act or default for which the Company is likely to be vicariously liable.

18.	Compliance

The Company is entitled to carry on its business as now carried on by it without conflict with any valid right of any person, firm or company and the Company has conducted its business in accordance with all applicable laws and regulations and none of its activities is ultra vires or in any respect unauthorised or invalid.

19.	Ownership and Condition of Assets

19.1	Each of the assets included in the Accounts or acquired by the Company since the Accounts Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by the Company free from any third party rights, and each of those assets capable of possession is in the possession of the Company.

19.2	All assets used by the Company in the course of its business or which are necessary for the continuation of that business as it is now carried on are both legally and beneficially owned by the Company free from any third party rights and all such assets are included in the Accounts.

19.3	Save for items of stock held in the ordinary course of business, the Company has not agreed to acquire any asset on terms that the property in it does not pass until full payment is made.

20.	Ownership of Land

20.1	The Company does not hold, and has never held, an interest in any land.

21.	Intellectual Property

21.1	Details of all rights in any Intellectual Property (other than copyright and unregistered designs) owned by the Company are set out in the Disclosure Letter and all payments due and all registration and renewal formalities relating to such Intellectual Property are up-to-date, complete and correct.

21.2	All rights in all Intellectual Property and Confidential Business Information owned or otherwise required for the business of the Company are vested in or validly granted to the Company and all renewal fees due and steps required for their maintenance or protection have been paid and taken.

21.3	All Business Information required for the business of the Company is in the possession of the Company and the Company has valid rights to use all such Business Information for the purposes for which it is currently used, and the Company is not a party to any confidentiality or other agreement or subject to any duty which restricts the free use or disclosure of any of that Business Information.

21.4	The Company is not in breach of any licence, sub-licence or assignment granted to it in respect of any Intellectual Property required for the business of the Company or of any agreement under which any Business Information was or is to be made available to it.

21.5	The Intellectual Property and Business Information used by, the services provided and the businesses conducted by, the Company do not infringe the rights of any other person.

21.6	Neither the Company nor the Seller is aware of, nor has acquiesced in the unauthorised use by any person of, any of the Intellectual Property or Confidential Business Information required for the business of the Company nor of any infringement of the rights of the Company in such items.

21.7	All domain names used by the Company are duly registered in the name of the Company. All fees have been paid for the maintenance and renewal of such domain names and there are no outstanding fees due to the relevant registrars in respect of such domain names.

22.	Data Protection

22.1	The Company does not carry on any activity for which registration under the Data Protection Act 1998 is required.

22.2	The Company has complied with all relevant requirements of Data Protection Laws.

23.	Information Technology

23.1	All Information Technology used by or required to carry on the business of the Company and fulfil its existing contracts and commitments is either owned by or validly leased or licensed to the Company and is lawfully held and used and as far as the Seller is aware does not infringe, and is not alleged to infringe, the copyright or other intellectual property rights of any other person and all copies held have been lawfully made.

23.2	In respect of all software owned or used by the Company:-

23.2.1	in the case of software written or commissioned by the Company, is owned exclusively by the Company;

23.2.2	in the case of standard package software purchased outright, is licensed to the Company on an express or implied licence which does not require the Company to make any further payments, is not terminable without the consent of the Company and imposes no material restriction (save as to copying) on the use or transfer of the software; and

23.2.3	in the case of all other software, is licensed to the Company on the terms of a written licence (a true and complete copy of which is annexed to the Disclosure Letter) which requires payment by the Company of a fixed annual licence fee at a rate not exceeding that paid in the financial year ended on the Accounts Date but (save for reasonable fees for software support) does not require the Company to make any further or other payments, is not terminable (save for failure to pay the licence fee) without the consent of the Company and imposes no material restriction (save as to copying) on the use or transfer of the software.

24.	Competition and Trade Regulation Law

As far as the Seller is aware the Company is not and has never been a party to, nor is it or has it been concerned in, any agreement or arrangement or is conducting or has conducted itself (whether by omission or otherwise) in a manner which contravenes the provisions of the Competition Act 1998.

25.	Insurances

Full details of the insurance policies in respect of which the Company has an interest have been disclosed in writing to the Purchaser, all such policies are in full force and effect and are not void or voidable, no claims are outstanding and so far as the Seller is aware no event has occurred which might give rise to any claim.

26.	Employment

26.1	An anonymised list of employees including job titles and details of the terms of employment (including the emoluments) of every employee of the Company and the years of continuous service for redundancy purposes of each such employee, are set out in the Disclosure Letter and/or documents annexed thereto.

26.2	Details of any benefit received by any employee of the Company otherwise than in cash, and any benefit received by any employee of the Company in cash which is related to sales, profits or performance, or which is otherwise variable (other than normal overtime), are set out in the Disclosure Letter.

26.3	The Company is not a party to any contract of employment with any of its directors or employees which cannot be terminated by the employing company without damages or compensation (other than that payable by statute) by giving at any time the minimum period of notice applicable to that contract which is specified in Section 86 of the Employment Rights Act 1996.

26.4	No employee of the Company has given notice terminating their contract of employment or is under notice of dismissal and no amount due to or in respect of any director or employee or former director or employee of the Company is in arrear and unpaid other than their salary for the month current at the date of this Agreement.

26.5	Since the Accounts Date, no change has been made in the emoluments or other terms of engagement of any director or employee of the Company, and no such change, and no negotiation or request for such a change, is due or expected within six months from the date of this Agreement.

26.6	The Company is not paying, nor is it under any liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

26.7	The Company has outstanding no undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Tax or other impost arising in connection with the employment or engagement of personnel by the Company.

26.8	The Company has at all relevant times complied with all its obligations under statute and otherwise concerning the health and safety at work of its employees, and so far as the Seller is aware there are no claims capable of arising or threatened or pending by any employee or third party in respect of any accident or injury which are not fully covered by insurance.

26.9	Full particulars of the terms of all consultancy agreements with the Company are contained in the Disclosure Letter.

27.	The Accounts and Tax

27.1	The Company has no liability in respect of Tax (whether actual or contingent) arising in respect of any period prior to the Accounts Date that is not adequately provided for (to the extent required by generally accepted accounting principles in the United Kingdom) in the Accounts.

27.2	Full provision has been made in the Accounts for deferred Tax (calculated according to the liability method).

28.	Tax Events Since the Accounts Date

Since the Accounts Date:-

28.1	the Company has not declared made or paid or agreed to make or pay any distribution within the meaning of the Income and Corporation Taxes Act 1988;

28.2	no accounting period of the Company has ended;

28.3	no transaction, arrangement, event or omission has occurred which has given or may give rise to a liability to Tax on the Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in the Company becoming liable to pay or bear a Tax Liability or an amount equal to or calculated by reference to a Tax Liability directly or primarily chargeable against or attributable to another person, firm or company;

28.4	the Company has duly, and within any appropriate time limits, made all returns, given all notices, supplied all information and maintained all such records as are required to be made, given, supplied or maintained by it; all such returns, notices and information were when submitted complete and accurate in all material respects and were made or provided on the proper basis;

28.5	the Company has duly paid all Tax which it has become liable to pay and has not been notified of any liability to pay any penalty, interest, supplement, fine, default surcharge or other payment in connection with any claim for Tax;

28.6	the Company is, and has at all times been, resident for Tax purposes in the United Kingdom and is not, and has not at any time been treated as resident in any other jurisdiction for any Tax purposes (including pursuant to any double taxation arrangement). The Company does not have and has never had a branch, agency, place of business or permanent establishment outside the United Kingdom;

28.7	the Company is registered for the purposes of value added tax. The Company is not a member of a group of companies for UK or foreign value added tax purposes and has not applied for such treatment;

28.8	the Company is not in arrears with any payment or returns in respect of value added tax. The Company has not been subject to any penalty, fine or surcharge in respect of value added tax and has not received any notice of any such penalty, fine or surcharge. No notice ha been served on the Company pursuant to Section 77A Value Added Tax Act 1994 (joint and several liability of traders in supply chain where tax unpaid);

28.9	the Company has complied with and observed in all material respects the terms of all enactments relating to value added tax or any equivalent tax in any jurisdiction and all regulations, orders, notices, provisions and conditions made under those enactments (“VAT legislation”);

28.10	the Company has maintained and obtained complete, correct and up-to- date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

28.11	the Company has made all deductions and retentions of or on account of Tax as it was or is obliged or entitled to make and has made all such payments of or on account of Tax as should have been made to any Tax Authority in respect of such deductions or retentions;

28.12	the Company has duly, and within any appropriate time limits, provided particulars to H M Revenue & Customs (“HMRC”) of all reportable events in accordance with Section 421J Income Tax (earnings and Pensions) Act 2003 (Duty to provide information) which has occurred prior to the date hereof. The Forms 42 filed on behalf of the Company are complete and accurate in all respects and copies of them are attached to the Disclosure Letter; and

28.13	all documents evidencing title to the assets of the Company which are required to be stamped have been stamped.

Signed and delivered as a Deed	)	/s/ Matthew Butler
by Matthew Butler	)
for and on behalf of	)
CREATE.IF GROUP LIMITED	)

in the presence of:

Signature of Witness: /s/ Michael Worsnop

Name of Witness: Michael Worsnop

Address of Witness: [*]

Occupation of Witness: Director

Signed and delivered as a Deed	)	/s/ Jeff Mason
by Jeff Mason	)
for and on behalf of	)
TESSPAY INC.	)

in the presence of:

Signature of Witness: /s/ Andrea Bejarano

Name of Witness: Andrea Bajarano

Address of Witness: [*]

Occupation of Witness: Human Resources